UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2006

Rambus Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22339	94-3112828
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4440 El Camino Real, Los Altos CA 94022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 947-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement.

1. On January 6, 2006, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Rambus Inc. (the “Registrant”) established a corporate incentive plan (the “Plan”) for executive officers, vice presidents, director level employees, certain manager level employees and certain senior staff members for the Company’s fiscal year ending December 31, 2006. The performance goals and business criteria under the plan are based upon the execution of the Registrant’s operating plan and the achievement of certain operating income target levels. Bonuses, if any, will be paid semi-annually. The purposes of the Plan are to enhance employee retention, and to further align employee performance and incentives with increasing stockholder value and the Registrant’s performance. Generally, any participant must be employed by the Registrant through the end of the bonus period in order to be eligible to receive the bonus. The maximum aggregate bonuses payable under the Plan for vice presidents, director level employees, certain manager level employees and certain senior staff members is approximately $5,200,000.

The target bonus payable under the Plan for fiscal year 2006 to the Registrant’s executive officers (other than the Registrant’s Chief Executive Officer and President) is equal to 66-77% of annual base salary; the target bonus payable under the Plan for fiscal year 2006 to the Registrant’s Chief Executive Officer and President is equal to 100% of his annual base salary. The maximum bonus payable to all executive officers is equal to 200% of the target bonus. The maximum bonus pool approved for all executive officers is approximately $3,300,000.

The actual bonuses payable for fiscal year 2006 (if any) will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the Committee. In addition, the Committee retains discretion to increase, reduce or eliminate the bonus that otherwise would be payable based on actual performance.

2. On January 6, 2006, the Committee approved and the Registrant entered into an employment agreement (the “Agreement”) with John Danforth, Senior Vice President and General Counsel of the Registrant. Pursuant to the terms of the Agreement, Mr. Danforth will be employed as a full-time employee during a period in which the Registrant and Mr. Danforth mutually agree and afterwards as a part-time employee through a subsequent twelve-month period. Mr. Danforth’s base salary and annual target bonus will be set by the Registrant in its sole discretion and Mr. Danforth shall also be paid certain additional bonuses if and when certain triggering events relating to outcomes in certain litigation matters occur during the term of the Agreement. If Mr. Danforth’s employment is involuntarily terminated prior to October 7, 2007 by the Registrant other than for “Cause” (as defined in the Agreement) or other than due to Mr. Danforth’s death or “Disability” (as defined in the Agreement), then subject to Mr. Danforth entering into a release of claims in favor of the Registrant, Mr. Danforth shall receive severance from the Registrant which shall include certain salary and bonus payments and accelerated vesting of options to acquire shares of the Registrant’s common stock. The Agreement will be filed with the Registrant’s next periodic report on Form 10-K for the fiscal year ended December 31, 2005.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 12, 2006	Rambus Inc.

/s/ Robert K. Eulau
Robert K. Eulau, Senior Vice President, Finance and Chief Financial Officer